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                                                              File No. 070-10128


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM U-1/A

                         POST-EFFECTIVE AMENDMENT NO. 19
                                       TO
                             APPLICATION/DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


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                                           CenterPoint Energy, Inc.
                                                1111 Louisiana
                                             Houston, Texas 77002

                                             Utility Holding, LLC
                                               1011 Centre Road
                                                   Suite 324
                                          Wilmington, Delaware 19805

                                      CenterPoint Energy Funding Company
                                   CenterPoint Energy Houston Electric, LLC
                                CenterPoint Energy Transition Bond Company, LLC

                               CenterPoint Energy, Inc. (a Delaware corporation)
                                CenterPoint Energy Investment Management, Inc.
                                    CenterPoint Energy Power Systems, Inc.
                                       CenterPoint Energy Products, Inc.
                                      CenterPoint Energy Properties, Inc.

                                             HL&P Capital Trust II
                                              NorAm Energy Corp.
                                      CenterPoint Energy Resources Corp.
                                         Allied Materials Corporation
                                    Arkansas Louisiana Finance Corporation
                                             Arkla Industries Inc.
                                  CenterPoint Energy Alternative Fuels, Inc.
                                    CenterPoint Energy Field Services, Inc.
                               CenterPoint Energy Field Services Holdings, Inc.
                                    CenterPoint Energy Gas Processing, Inc.
                                    CenterPoint Energy Gas Receivables, LLC
                                  CenterPoint Energy Gas Transmission Company
                                     CenterPoint Energy Hub Services, Inc.
                            CenterPoint Energy - Illinois Gas Transmission Company
                                  CenterPoint Energy Intrastate Holdings, LLC
                                    Pine Pipeline Acquisition Company, LLC
                                       CenterPoint Energy Services, Inc.
                                   CenterPoint Energy Retail Interests, Inc.
                        CenterPoint Energy - Mississippi River Transmission Corporation
                                     CenterPoint Energy MRT Holdings, Inc.
                                    CenterPoint Energy MRT Services Company
                                  CenterPoint Energy Pipeline Services, Inc.
                                          CenterPoint Energy OQ, LLC
                                      OQ Partners, a general partnership
                                                Entex NGV, Inc.
                                                  Intex, Inc.
                                        CNP Intrastate Pipelines, Inc.
                                     Minnesota Intrastate Pipeline Company
                                           National Furnace Company
                                   CenterPoint Energy Funds Management, Inc.
                                               United Gas, Inc.
                                    CenterPoint Energy International, Inc.
                                CenterPoint Energy International Holdings, LLC
                                   Reliant Energy El Salvador, S.A. de C.V.
                                   CenterPoint Energy International II, Inc.
                                            HIE Ford Heights, Inc.
                                               HIE Fulton, Inc.
                                CenterPoint Energy International Services, Inc.
                                        CenterPoint Energy Light, Inc.
                                         Reliant Energy Brasil, Ltda.
                                          Reliant Energy Brazil Ltd.
                                           HIE Brasil Rio Sul Ltda.
                                   Reliant Energy International Brasil Ltda.
                                       Reliant Energy Brazil Tiete Ltd.
                                         Reliant Energy Colombia Ltda.
                                         Reliant Energy Outsource Ltd.
                                         Venus Generation El Salvador

                                         c/o CenterPoint Energy, Inc.
                                                1111 Louisiana
                                             Houston, Texas 77002
                                 (Name of companies filing this statement and
                                    address of principal executive offices)

                                           CenterPoint Energy, Inc.
                                                1111 Louisiana
                                             Houston, Texas 77002
                (Name of top registered holding company parent of each applicant or declarant)

                                                Rufus S. Scott
                   Vice President, Deputy General Counsel and Assistant Corporate Secretary
                                           CenterPoint Energy, Inc.
                                                1111 Louisiana
                                             Houston, Texas 77002
                                                (713) 207-7451
                                  (Names and addresses of agents for service)


   The Commission is also requested to send copies of any communications in connection with this matter to:

James R. Doty, Esq.                                   Margo S. Scholin, Esq.
Joanne C. Rutkowski, Esq.                             Baker Botts L.L.P.
Baker Botts L.L.P.                                    3000 One Shell Plaza
The Warner                                            Houston, Texas 77002-4995
1299 Pennsylvania Avenue, N.W.                        (713) 229-1234
Washington, D.C. 20004-2400
(202) 639-7700
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         CenterPoint Energy, Inc. ("CenterPoint" or the "Company") and its
Subsidiaries (together, the "Applicants" or the "CenterPoint System") hereby request the Commission issue a supplemental order making certain findings, as described below, in respect of the sale or other disposition of the canal owned by CenterPoint Energy MRT Services Company ("MRT Services").

ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION

A. Background

         MRT Services was formed to hold a canal that had been acquired in connection with certain generation projects undertaken by CenterPoint's former nonregulated subsidiary. The Commission's order dated June 30, 2003 (HCAR 26792) directed CenterPoint to divest the canal by June 30, 2006. The Commission's order found that: "The divestiture is appropriate to effectuate the provisions of section 11(b) of the [Public Utility Holding Company Act of 1935]." The order further noted that CenterPoint had requested the Commission to issue a supplemental order making the necessary findings to enable CenterPoint to obtain the tax treatment provided by Section 1081 of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with the ordered disposition. At CenterPoint's request, the Commission reserved jurisdiction over the request for a supplemental order, pending completion of the record.

         CenterPoint Energy became a registered public utility holding company in September 2002, following a reorganization of Reliant Energy, Incorporated
(REI). In that reorganization REI's unregulated businesses were separated from the regulated businesses which CenterPoint continues to own. Those unregulated businesses were distributed to CenterPoint's shareholders on September 30, 2002 through the disposition by CenterPoint of the stock of Reliant Resources, Inc. which CenterPoint then owned. Prior to the separation of regulated and unregulated businesses, the management of REI's unregulated business activities was also responsible for the natural gas pipeline and marketing businesses that are now operated by CenterPoint. In 1998, REI's unregulated generation business acquired certain exempt wholesale generation facilities in California. At one of those EWG's, known as Ocean Vista Power Generation, L.L.C. (Ocean Vista), a canal supplies cooling water to the power plant.

         On Monday, August 8, 2005, the Energy Policy Act of 2005 (H.R. 6, 109th Cong.) was signed by the President and became law, Pub.L. 109-58. Title XII of the Energy Policy Act is the Electricity Modernization Act of 2005 (the "Modernization Act"). Subtitle F of the Modernization Act, the Public Utility Holding Company Act of 2005 ("PUHCA 2005") repeals the Public Utility Holding Company Act of 1935 (the "Act"), effective six months after the date of enactment (the "Effective Date").

         Even if Applicants are unable to divest the canal before the Effective Date, an order approving Applicant's sale or other divestiture of the canal is nonetheless critical to establish a basis for relief under Section 1081 of the Code, in connection with the sale or other disposition described herein. Section 1271(c) of the Energy Policy Act of 2005 expressly provides that: "Tax treatment under section 1081 of the [Code] as a result of transactions ordered in compliance with the [Act] shall not be affected in any manner due to the repeal of that Act and the enactment of the Public Utility Holding Company Act of 2005."

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B. SUMMARY OF RELEVANT PROVISIONS OF THE INTERNAL REVENUE CODE

         Code section 1081(b)(1) provides for the nonrecognition of gain or loss from a sale or exchange of property made in obedience to a Commission order.(1) However, gain will not be recognized only to the extent that it can be (and is) applied to reduce the basis of the transferor's remaining assets as provided in Code section 1082(a)(2). In the event that the transferor receives "nonexempt property" in the exchange,(2) Code section 1081(b)(2) mandates that gain be recognized unless, within 24 months of the exchange, the transferor uses the nonexempt property to acquire property other than nonexempt property or invests the nonexempt property in accordance with that paragraph, and an order of the Commission recites that such expenditure or investment is necessary or appropriate to the integration or simplification of the transferor's holding company system.

         Code section 1081(d) provides for the nonrecognition of gain or loss from certain intercompany transactions between members of the same system group if such transactions are made in obedience to a Commission order. System group is defined in Code section 1083(d) to include, as a general matter, corporations connected by common ownership with at least 90 percent of each class of stock of the corporations owned by other members of the system group.

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(1) Section 1081 of the Internal Revenue Code generally provides that no gain shall be recognized on a transfer of property by a company in a registered holding company system where, among other things:

         (1) the order of the Securities and Exchange Commission in obedience to which such exchange, expenditure, investment, distribution, or sale was made recites that such exchange, expenditure, investment, distribution, or sale is necessary or appropriate to effectuate the provisions of section 11(b) of the Public Utility Holding Company Act of 1935,

         (2) such order specifies and itemizes the stock and securities and other property which are ordered to be acquired, transferred, received, or sold on such exchange, acquisition, expenditure, distribution, or sale, and, in the case of an investment, the investment to be made, and

         (3) such exchange, acquisition, expenditure, investment, distribution, or sale was made in obedience to such order, and was completed within the time prescribed therefor.

26 U.S.C. Section 1081(f).

(2) The term "nonexempt property" is defined in Code section 1083(e) to include, among other things, cash and indebtedness of the transferor that is cancelled or assumed by the purchaser in the exchange.


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C. SECTION 1081 RECITALS

         It is requested that the order of the Commission on this Application:
(i) recite that the sale or other disposition of the canal is necessary or appropriate to the integration or simplification of the CenterPoint holding company system and to effectuate the provisions of section 11(b) of the Act; and
(ii) require Applicants to take appropriate actions to complete the sale or other disposition of the canal by June 30, 2006, as required in order to comply with the Commission's order dated June 30, 2003.

         In particular, the Applicants request that the Commission include the following in its order:

         The sale or other disposition of the canal by June 30, 2006 is found to be necessary or appropriate to the integration or simplification of the CenterPoint holding company system and to effectuate the provisions of section 11(b) of the Act;

         to the extent that Applicants receive "nonexempt property" in the sale or other disposition of the canal, Applicants shall, within 24 months of the sale or other disposition, cause such "nonexempt property" to be expended for property other than "nonexempt property" or to be invested as a contribution to the capital, or as paid-in surplus, of another corporation in accordance with section 1081(b)(2) of the Code;

         and any such expenditure or investment of "nonexempt property" by Applicant received in the sale or other disposition of the canal is necessary or appropriate to the integration or simplification of the CenterPoint holding company system.

ITEM 2. FEES, COMMISSIONS AND EXPENSES.

         The fees, commissions and expenses paid or incurred or to be incurred in connection with this Application are estimated to be $2,000.

ITEM 3. APPLICABLE STATUTORY PROVISIONS.

A. Applicable Provisions

         Section 11(b) of the Act is considered applicable to the proposed transactions. To the extent that the proposed transactions are considered by the Commission to require authorizations, exemption or approval under any section of the Act or the rules and regulations thereunder other than those set forth above, request for such authorization, exemption or approval is hereby made.

B. RULE 54 ANALYSIS.

         The proposed transaction is subject to Rule 54 under the Act, which refers to Rule 53. Rule 54 under the Act provides that in determining whether to approve certain transactions


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other than those involving EWGs or foreign utility companies ("FUCOs"), as defined in the Act, the Commission will not consider the effect of the capitalization or earnings of any Subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) under the Act are satisfied.

         CenterPoint has no investments in FUCOs. It previously held an EWG investment in Texas Genco, LP, which was qualified as an EWG, through an indirect subsidiary company, Texas Genco Holdings, Inc. ("Texas Genco"). The investment in Texas Genco, LP was CenterPoint's only EWG investment. On April 13, 2005, CenterPoint completed the two step sale of its investment in Texas Genco, and thus no longer has an investment in an EWG or a FUCO.

         CenterPoint had negative retained earnings as of September 30, 2005, and so is not in compliance with Rule 53(a)(1). CenterPoint complies with, and will continue to comply with, the record-keeping requirements of Rule 53(a)(2) under the Act, the limitation under Rule 53(a)(3) under the Act on the use of domestic public-utility company personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) under the Act concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Further, none of the circumstances described in Rule 53(b) under the Act has occurred or is continuing. Rule 53(c) under the Act is by its terms inapplicable to the transactions proposed herein that do not involve the issue and sale of securities (including guarantees) to finance an acquisition of an EWG or FUCO.

ITEM 4. REGULATORY APPROVAL.

         No state or federal commission other than the Commission has jurisdiction with respect to any of the proposed transactions described in this Application-Declaration.

ITEM 5. PROCEDURE.

         The Applicants request that the Commission's order be issued as soon as possible, and that there should not be a 30-day waiting period between issuance of the Commission's order and the date on which the order is to become effective. The Applicants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission and consent that the Division of Investment Management may assist in the preparation of the Commission's decision and/or order, unless the Division opposes the matters proposed herein.

ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS.

A. Exhibits.

B. Financial Statements.

ITEM 7. INFORMATION AS TO ENVIRONMENTAL EFFECTS

         The proposed transaction involves neither a "major federal action" nor "significantly affects the quality of the human environment" as those terms are used in Section


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102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4321 et seq.
No federal agency is preparing an environmental impact statement with respect to this matter.

SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the Applicants have duly caused this Application/Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  February 7, 2006

CENTERPOINT ENERGY, INC.
and its Subsidiaries

By: /s/ Rufus S. Scott
    ---------------------------
    Rufus S. Scott
    Vice President, Deputy General Counsel and Assistant Corporate Secretary CenterPoint Energy, Inc.


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